Exhibit 3.2


                              ARTICLES OF AMENDMENT


     Majestic Transportation Products, Ltd., a Maryland corporation hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  The charter of the corporation is hereby amended as follows:

     that the name of the corporation shall hereby be called, Majestic Safe-T-Products, Ltd.

         This amendment of the charter of the corporation has been approved by the shareholders and directors of the corporation.

         We the undersigned President and Secretary swear under penalties of perjury that the foregoing is a corporate act.



Connie White-Castellanos, Secretary               Steven D. Rosenthal, President


8880 Rio San Diego Drive, 8th Floor
San Diego, CA 92108